Exhibit 99.2
Federal Home Loan Bank of Topeka
Audit Committee Report

March 15, 2019

The Audit Committee of the board of directors of the Federal Home Loan Bank of Topeka (FHLBank) is currently comprised of eight directors, four independent directors and four member directors. The Audit Committee operates under a written charter adopted by the board of directors that was last amended on December 14, 2018. The charter is available on the FHLBank’s website at http://www.fhlbtopeka.com. The board of directors has determined that each of Neil F.M. McKay and Mark W. Schifferdecker is an “audit committee financial expert” as that term is defined under Securities and Exchange Commission (SEC) regulations. The board of directors has determined that the Audit Committee members are independent, as defined by Federal Housing Finance Agency (Finance Agency) regulations and Nasdaq Independence Standards.

In accordance with its written charter adopted by the board of directors, the Audit Committee assists the board of directors in fulfilling its responsibility for oversight of the FHLBank's accounting, financial statement and disclosure matters.

The Audit Committee is directly responsible for the appointment and oversight of the FHLBank’s independent auditors, PricewaterhouseCoopers LLP (PwC). Among other duties, the Audit Committee oversees:

•	the integrity of the FHLBank’s financial statements, accounting policies and financial reporting and disclosure practices;

•	the FHLBank’s internal control over financial reporting;

•	the programs and policies of the FHLBank designed to provide reasonable assurance of compliance with applicable laws, regulations and policies;

•	the policies established by senior management with respect to risk assessment and risk management;

•	independent auditor’s qualifications and independence;

•	performance of the internal audit function; and

•	performance of the independent auditor.

The FHLBank is one of 11 Federal Home Loan Banks (FHLBanks) that, together with the Office of Finance (OF), comprise the Federal Home Loan Bank System (System). Each FHLBank operates as a separate entity with its own management, employees, and board of directors and each is regulated by the Finance Agency. The OF has responsibility for the issuance of consolidated obligations on behalf of the FHLBanks, and for publishing combined financial reports of the FHLBanks. Accordingly, the System has determined that it is optimal to have the same independent audit firm to coordinate and perform the separate audits of the OF and each FHLBank. The FHLBanks and OF cooperate in selecting and evaluating the performance of the independent auditor, but the responsibility for the appointment of and oversight of the independent auditor remains solely with the audit committees of each FHLBank and the OF.

PwC has been the independent auditor for the System and the FHLBank since 1990. In connection with the appointment of the FHLBank’s independent auditor, the Audit Committee consulted with the audit committees of the other FHLBanks and the OF. Specific considerations included:

•	an analysis of the risks and benefits of retaining the same firm as independent auditor versus engaging a different firm, including consideration of:

◦	PwC engagement audit partner, engagement quality review partner and audit team rotation;

◦	PwC’s tenure as the FHLBank’s and the Systems’ independent auditor;

◦	benefits associated with engaging a different firm as independent auditor; and

◦	potential disruption and risks associated with changing independent auditors;

•	PwC’s depth and breadth of understanding of our business, operations, and accounting policies and practices;

•	PwC’s historical and recent performance on the FHLBank’s audit, including the results of an internal survey of PwC service and quality;

•	an analysis of PwC’s known legal risks and significant proceedings;

•	external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (PCAOB) audit quality inspection reports on PwC and its peer firms; and

•	the appropriateness of PwC’s fees, on both an absolute basis and as compared to its peer firms; and

•	the diversity of PwC’s ownership and staff assigned to the engagement.

Audit fees represent fees for professional services provided in connection with the audit of the FHLBank’s annual financial statements and internal control over financial reporting and reviews of the FHLBank’s quarterly financial statements, regulatory filings, consents and other SEC matters.

The Audit Committee has reviewed and approved the fees paid to the independent auditor for audit, audit-related and other services, and the Audit Committee has determined that PwC does not provide any non-audit services that would impair its independence and there are no other matters which cause the Audit Committee to believe PwC is not independent.

In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the FHLBank. For engagement audit and quality review partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the FHLBank’s lead audit partner involves a meeting between the Audit Committee Chair and the candidate for the role, as well as discussion by the full Audit Committee and with management.

Based on its reviews discussed above, the Audit Committee:

•	recommended, and the board of directors approved, the appointment of PwC as the FHLBank’s independent registered public accounting firm; and

•	engaged PwC to perform an audit of FHLBank’s financial statements for the year ended December 31, 2018.

The Audit Committee annually reviews its written charter and practices, and has determined that its charter and practices are consistent with the applicable Finance Agency regulations and the provisions of the Sarbanes-Oxley Act of 2002.

The Audit Committee also:

•	reviewed the scope of and overall plans for the independent audit and internal audit function;

•	discussed with management and PwC the FHLBank’s processes for risk assessment and risk management;

•	reviewed and approved the FHLBank’s policy with regard to the hiring of former employees of the independent auditor;

•	reviewed and approved the FHLBank’s policy for the pre-approval of audit and permitted non-audit services by the independent auditor;

•	received reports pursuant to the FHLBank’s policy for the submission and confidential treatment of communications from employees and others about accounting, internal controls and auditing matters;

•
reviewed with management the scope and effectiveness of the FHLBank’s disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of the FHLBank’s financial statements in connection with certifications made by the FHLBank’s President and Chief Financial Officer; and

•	reviewed significant legal developments and the FHLBank’s processes for monitoring compliance with law and FHLBank policies.

The FHLBank encourages employees and third-party individuals and organizations to report complaints and concerns regarding accounting, internal accounting controls, auditing matters, fraud concerns, potential wrongdoing, conflict of interest breaches or violations of applicable securities laws and regulations. The Audit Committee has established procedures for the receipt, retention and confidential treatment of these complaints and concerns.

Management has the primary responsibility for the preparation and integrity of the FHLBank's financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The FHLBank’s independent auditor, PwC, is responsible for performing an independent audit of the FHLBank’s financial statements and of the effectiveness of internal control over financial reporting in accordance with the standards of the PCAOB and, with respect to the financial statements, the standards applicable to financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Chief Audit Executive, who reports to the Audit Committee. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee met 11 times during 2018 and has regular executive sessions with both independent and internal auditors.

In this context, prior to their issuance, the Audit Committee reviewed and discussed the quarterly and annual earnings releases, financial statements (including the presentation of non-GAAP financial information) and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including significant accounting policies and judgments) with management, the FHLBank’s internal auditors and PwC. The Audit Committee discussed with PwC matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committee, as amended, and Rule 2-07 (Communication with Audit Committees) of Regulation S-X. The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. The Audit Committee met with PwC and with the FHLBank’s internal auditors, in each case with and without other members of management present, to discuss the results of their respective examinations, the evaluations of the FHLBank’s internal controls and the overall quality and integrity of the FHLBank’s financial reporting. Management represented to the Audit Committee that the FHLBank’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Based on the reviews and discussions with management, the internal auditors, and PwC, as well as the review of the representations of management and PwC’s report, the Audit Committee recommended to the board of directors, and the board of directors has approved, to include the audited financial statements in the FHLBank’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

As of the date of filing for this Annual Report on Form 10-K, the members of the Audit Committee are:
Mark W. Schifferdecker, Chairman
Milroy A. Alexander
Robert E. Caldwell, II
Michael B. Jacobson
Holly Johnson
Neil F.M. McKay
Thomas H. Olson, Jr.
Bruce A. Schriefer

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